Exhibit 10.3

JUPITER
COMMUNICATIONS
Online Intelligence     Jupiter Communications, LLC       212-780-6060
                        627 Broadway                      Fax 212-780-6075
                        New York, NY 10012                WWW.jup.com

Press Release           PR Contacts:

                        Diana Gareilk               Denise Waipole
                        Jupiter Communications      The Terpin Group
                        Tel: 212-780-6060 x193      Tel: 212-473-7500 x12
                        E-mail: dgarellk@jup.com    E-mail: dwolpole@terpin.com

FOR IMMEDIATE RELEASE
---------------------

             53 Percent of Parents Receptive to Subscription-Based
                 Safe Online Environments, Jupiter Survey Finds

New York. NY, June 23, 1998.--More than half of parents with online-savvy kids would be open to paying for subscription services that monitor content and chat for kids (and more than a quarter indicate a strong willingness to pay) Jupiter analysts said today at Jupiter's Digital Kids `98 conference in San Francisco. Sixty-eight percent of parents are very concerned about their children's use of the Internet and try to limit their activities online, according to a recent Jupiter Communications consumer survey (performed by NFO Interactive). Parents view chat, e-mail from strangers, adult entertainment, and privacy as the biggest threats to their children's safety. Advertising weighed in as a low concern, with only 17 percent of parents viewing online ads as a drawback on Web sites, the survey found.

For kids (children under 13) and teenagers (youths from 13 to 18), 66 percent of parents polled said they restrict their children from giving out personal information over the Internet; nearly 62 percent restrict shopping, and almost 54 percent try to prohibit access to adult entertainment online.

"This is important news for Web sites aimed at kids," said Regina Joseph, senior analyst for Consumer Content Strategies at Jupiter Communications. "Businesses should aggressively focus on advertising and subscription revenue models for kid-oriented Web sites, while posting prominent privacy statements, eradicating direct marketing through e-mail, and scaling back on requests for personal information."

The Digital Kids `98 conference also discussed the relationship between kids' use of the Internet and TV in terms of cross-promotional marketing, interaction, and usage patterns. The Jupiter survey found that a significant minority (one third of kids and more than 40 percent of teens) report fewer hours spent watching TV as a result of the Internet. Respondents ranked e-mail (54 percent), general surfing (37 percent), homework (37 percent), games (30 percent), and chat (29 percent) as the most common online activities.

"Kids still spend more time per week watching TV than they spend online, but we believe that this slow erosion of TV time into Web time could parlay into a substantial opportunity for broadcasters," said Joseph. "The cross-promotional and brand loyalty implications of moving an audience from the realm of TV to the Internet is the stuff marketers dream of. Broadcasters need to be vigilant in exploiting their young audiences through creative bundling of online content and TV entertaInment without offending the sensibilities of the parents. All Web sites aimed at kids should walk this line carefully to ensure that the core of their business can attract kids while at the same time assuaging parents' fears."


                                    - MORE -
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Jupiter's third annual Digital Kids `98 conference attracted more than 300 attendees from across the industry to explore the movement of kids' communities online. Noted Jupiter analysts and speakers from companies such as Microsoft, AOL, Sony Interactive Studios America, DC Comics, Children's Television Workshop, Nickelodeon, Scholastic, PBS Online, National Geographic Interactive, and others discussed issues of community, safety, retailing, advertising, toys, design, games, and more related to the online kids' market.

Jupiter Communications (www.Jup.com) is a new media research firm that helps companies make intelligent business decisions about consumer interactivity. Focused exclusively on how the Internet and other technologies are changing traditional consumer industries, Jupiter's Strategic Planning Services (SPS) deliver a continuous flow of analysis, primary data, and market projections. SPS offers companies investing in new technologies a framework for realizing return on investment--both for new lines of business in mainstream media, entertainment, commerce, and marketing, as well as for Internet- and technology-based start-ups. Jupiter also produces industry seminars, newsletters, and book-length studies. New York City-based Jupiter Communications, LLC was established in 1986 and is an independent, privately held company.

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